Exhibit 2.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

RABBLE ONE, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of Rabble One, LLC (the "Company") is entered into as of November 14, 2016, by and among Jane Q, Inc., a Delaware corporation, as the initial Member and Manager (as defined herein), and the Persons (as defined herein) who become members of the Company associated with a Series (as defined herein) in accordance with the provisions hereof and whose names are set forth as Members (as defined herein) on Schedule A attached to a Separate Series Operating Agreement (as defined herein) of such Series.

ARTICLE I

DEFINITIONS

SECTION 1.1.           Definitions. The following terms used in this Agreement will have the following meanings:

"Act" means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time.

"Affiliate" means any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the introductory statement hereto.

"Allocation Year" means (a) the period commencing on effective date of this Agreement and ending on December 31, 2016, (b) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (c) any portion of the period described in clauses (a) or (b) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, or deduction pursuant to this Agreement.

"Business Day" means any day other than a Saturday, Sunday or a day on which banking or savings institutions in New York, New York are authorized or obligated by law or executive order to be closed.

"Capital Account" means, with respect to each Series and with respect to each Member, the capital account maintained for the Member associated with the Series in accordance with Section 7.3.

"Capital Commitment" means the dollar amount committed by a Member for investment in a Series as set forth herein pursuant to the Separate Series Operating Agreement of the Series (as the dollar amount may be adjusted from time to time in accordance with the Separate Series Operating Agreement of the Series).

"Capital Contributions" means, with respect to each Series and with respect to each Member, the aggregate amount of money contributed to a Series by the Member (or its predecessors in interest) at or prior to the time with respect to the Membership Interest in the Series held by the Member.

"Certificate of Formation" means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed by an authorized person with the office of the Secretary of State of the State of Delaware pursuant to the Act.

"Code" means the Internal Revenue Code of 1986, as amended. Any reference herein to a specific section or sections of the Code will be deemed to include a reference to any corresponding provision of future laws.

"Company" has the meaning set forth in the introductory statement hereto.

"Depreciation" means, with respect to a Series, and for each Allocation Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset of the Series for the Allocation Year for federal income tax purposes; provided, however, that if the Gross Asset Value of an asset of the Series differs from its adjusted basis for federal income tax purposes at the beginning of the Allocation Year, Depreciation will be an amount that bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deductions with respect to the asset for the Allocation Year bears to the beginning adjusted tax basis; and provided further that if the adjusted basis for federal income tax purposes of an asset of the Series at the beginning of the Allocation Year is zero, Depreciation will be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the Managers, in its sole discretion.

"Entity" means any partnership (general or limited), limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization or other legal entity.

"Fiscal Year" means (a) the period commencing upon the formation of the Company and ending on December 31, 2016, (b) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (c) any portion of the period described in clause (b) of this sentence ending on the date on which the Certificate of Formation is canceled in accordance with the Act.

"GAAP" means, as of any date of determination, United States generally accepted accounting principles in effect as of the date.

"Gross Asset Value" means, with respect to any asset of a Series, the asset's adjusted basis for federal income tax purposes, except as follows:

(i) the initial Gross Asset Value of any asset contributed by a Member to a Series will be the gross fair market value of the asset, as determined by the Managerss;

(ii) the Gross Asset Value of all assets of a Series will be adjusted to equal their respective gross fair market values, as determined by the Managerss (except as otherwise provided in a Separate Series Operating Agreement), as of the following times: (a) the acquisition of an additional interest in the Series by any new or existing Member associated with the Series in exchange for more than a de minimis Capital Contribution to the Series; (b) the distribution by the Series of more than a de minimis amount of the property of the Series as consideration for an interest in the Series; and (c) the liquidation of the Series within the meaning of Treasury Regulations § 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) will be made only if the Managers reasonably determines that the adjustments are necessary or appropriate to reflect the relative economic interests in the Series of the Members associated with the Series;

(iii) the Gross Asset Value of any asset of a Series that is distributed to any Member associated with the Series will be the gross fair market value of the asset on the date of distribution, as determined by the Managers (except as otherwise provided in a Separate Series Operating Agreement); and

(iv) The Gross Asset Value of all assets of a Series (including intangible assets, such as goodwill) will be increased (or decreased) to reflect any adjustments to the adjusted bases of the assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that the adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(m) and Paragraph (vi) of the definition of "Profits" and "Losses" below and the appropriate provision of the Separate Series Operating Agreement of the Series; provided, however, that Gross Asset Values will not be adjusted pursuant to this subparagraph (iv) to the extent the Managers determines that an adjustment pursuant to subparagraph (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Paragraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Paragraph (i), (ii) or (iv) above, the Gross Asset Value will thereafter be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing the Profits and Losses of the Series.

"Manager(s)" means Jane Q, Inc., a Delaware corporation, in its capacity as Manager of the Company and for each separate Series such Manager(s) as set forth in the applicable Separate Series Operating Agreement. With respect to the Company (but, as described in the previous sentence, not any Series), the Managers are each a "Manager" within the meaning of the Act.

"Member" means any Person admitted as a member of the Company associated with a Series pursuant to this Agreement and the Separate Series Operating Agreement of the Series and named as such on Schedule A attached to the Separate Series Operating Agreement of the Series, including, without limitation, any Person admitted as an additional member of the Company associated with a Series or as a substituted Member associated with a Series pursuant to the provisions of this Agreement and the Separate Series Operating Agreement of the Series, in its capacity as a member of the Company associated with the Series.

"Membership Interest" means a Member's entire limited liability company interest in the Company with respect to a Series. A Member associated with more than one Series will have a separate Membership Interest in each Series. A Member’s Membership Interest equals (1) the number of Membership Units held by such Member with respect to a Series divided by (2) the total number of outstanding Membership Units of such Series.

"Membership Units" means the measure used to reflect a Member’s Membership Interest. As to any Member, the term “Membership Units” shall mean the number of Membership Units set forth opposite such Member’s name on Schedule A attached to the Separate Series Operating Agreement of each Series.

"Majority in Interest" means, with respect to a Series, one or more Members associated with the Series holding Membership Interests in the Series that in the aggregate exceed fifty percent (50%) of all Membership Interests owned by Members associated with the Series.

"Persons" means any individual or Entity.

"Profits" and "Losses" means with respect to a Series, for each Allocation Year, an amount equal to the taxable income or loss of the Series for the Allocation Year, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction of the Series that are required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(i) any income of the Series that is exempt from federal income tax and not otherwise taken into account in computing the Profits or Losses of the Series pursuant to this definition will be added to the taxable income or loss;

(ii) any expenditures of the Series that are described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing the Profits or Losses of the Series pursuant to this definition will be subtracted from the taxable income or loss;

(iii) in the event the Gross Asset Value of any asset of the Series is adjusted pursuant to Paragraph (ii) or (iii) of the definition of "Gross Asset Value" above, the amount of the adjustment will be taken into account as gain or loss from the disposition of the asset for purposes of computing the Profits or Losses of the Series; gain or loss resulting from any disposition of any asset of the Series with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of the asset differs from its Gross Asset Value;

(iv) in lieu of the depreciation, amortization and other cost recovery deductions taken into account by the Series in computing the taxable income or loss, there will be taken into account Depreciation for the Fiscal Year or other period, computed in accordance with the definition of "Depreciation" above;

(v) to the extent an adjustment to the adjusted tax basis of any asset of the Series pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining capital accounts as a result of a distribution other than in liquidation of a Member's interest in the Series, the amount of the adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and will be taken into account for purposes of computing the Profits or Losses of the Series; and

(vi) notwithstanding any other provision of this definition, any items that are specially allocated pursuant to the Separate Series Operating Agreement of the Series will not be taken into account in computing the Profits or Losses of the Series.

The amounts of the items of income, gain, loss or deduction available to be specially allocated pursuant to the Separate Series Operating Agreement of the Series will be determined by applying rules analogous to those set forth in Paragraphs (i) through (vi) of this definition.

"Separate Series Operating Agreement" has the meaning set forth in Section 3.1(a).

"Series A Separate Series Operating Agreement " means the Separate Series Operating Agreement applicable to Series A.

“Series B Separate Series Operating Agreement” means the Separate Series Operating Agreement applicable to Series B.

“Series C Separate Series Operating Agreement” means the Separate Series Operating Agreement applicable to Series C.

"Series" means a designated series of limited liability company interests in the Company established in accordance with this Agreement and pursuant to Section 18-215 of the Act having separate rights, powers and/or duties with respect to specified obligations and, to the extent provided in this Agreement or the Separate Series Operating Agreement of the designated series, having a separate business purpose or investment objective.

"Tax Matters Partner" has the meaning set forth in Section 6.10.

"Treasury Regulations" means the income tax regulations, including temporary regulations, promulgated under the Code, as the regulations may be amended from time to time (including corresponding provisions of superseding regulations).

SECTION 1.2.           Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any Separate Series Operating Agreement or any provision hereof or thereof.

SECTION 1.3.           References. All references to Sections or Articles in this Agreement are references to Sections or Articles in this Agreement unless otherwise expressly stated.

ARTICLE II

FORMATION OF COMPANY

SECTION 2.1.           Formation.

(a)       Formation. The parties hereto hereby agree to form the Company as a limited liability company under and pursuant to the provisions of the Act and agree that the rights, duties and liabilities of the Members will be as provided in the Act, except as otherwise provided herein or in the Separate Series Operating Agreement of a Series with respect to the Series.

(b)       Authorized Person. Umber Bawa is hereby designated as an "authorized person" within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation with the Secretary of State of the State of Delaware (the filing being hereby approved and ratified in all respects). Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an "authorized person" ceased.

SECTION 2.2.           Name. The name of the Company heretofore formed and continued hereby is Rabble One, LLC. The business of each Series will be conducted under the name of the Series and not under the name of the Company generally.

SECTION 2.3.           Principal Place of Business. The principal place of business of each Series will be located at the principal place of business from time to time of the Managers. As of the date hereof, the principal place of business of the Managers is 40 Ludlow St., New York, NY 10002.

SECTION 2.4.           Registered Office and Registered Agent. The registered office of the Partnership in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808. The name of the registered agent in the State of Delaware at such address is Corporation Service Company. The registered office and agent may be changed from time to time by the Managers.

SECTION 2.5.           Purposes and Powers. Except as may otherwise be expressly provided in the Separate Series Operating Agreement of a Series with respect to the Series, the Company and each Series will have authority to engage in any lawful business, purpose or activity permitted by the Act, and each will possess and may exercise all of the powers and privileges granted by the Act, together with any powers incidental thereto, including such powers or privileges as are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Series.

SECTION 2.6.           Term. The Company will have a perpetual existence unless the Company is dissolved in accordance with the provisions of this Agreement. Except as may otherwise be expressly provided in the Separate Series Operating Agreement of a Series with respect to the Series, a Series will have perpetual existence unless the Company is dissolved or the Series is terminated, in each case in accordance with the provisions of this Agreement.

ARTICLE III

SERIES

SECTION 3.1.           Series Generally.

(a)       Series Designation. Series may be established from time to time in accordance with Section 3.2 and the separate agreements establishing the Series described therein (each separate agreement, a "Separate Series Operating Agreement"). No Series may be established except as expressly permitted by Section 3.2. The terms of each Series will be as generally set forth in this Agreement and as specifically set forth in the applicable Separate Series Operating Agreement. For all purposes of the Act, this Agreement together with each Separate Series Operating Agreement entered into from time to time constitute the "limited liability company agreement" of the Company within the meaning of the Act. With respect to each Series and as further described in Section 3.2, a Separate Series Operating Agreement must be executed by the applicable parties thereto upon the creation of each new Series. Notwithstanding any other provision of this Agreement, the terms and provisions of any Separate Series Operating Agreement may not otherwise alter or amend any other terms and provisions of this Agreement or of any other Separate Series Operating Agreement. Notwithstanding any other provision of this Agreement, the establishment of a new Series and the execution of any Separate Series Operating Agreement will not be deemed an amendment of this Agreement for purposes of Section 8.5.

(b)       Series Separateness.

(i) Each Series will have (A) separate rights, powers, duties and management from each other Series, and (B) exclusive rights with respect to the property, obligations, profits, and losses associated with the Series and all proceeds derived therefrom. A Person may be admitted as a Member of the Company associated with more than one Series.

(ii) No debt, liability, obligation or expense of a Series will be a debt, liability, obligation or expense of any other Series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a Series will be enforceable against the assets of the Series only and not against any other assets of the Company generally or any other Series, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally, or any other Series will be enforceable against the assets of the Series. The records maintained for each Series will account for the assets associated with the series separately from the other assets of the Company, or any other Series, and assets associated with a Series may be held, directly or indirectly, including in the name of the Series, in the name of the Company, the Managers (subject to Section 4.5(b)) through a nominee or otherwise. Notwithstanding the foregoing, any assets or liabilities of the Company used by (or in connection with the activities of) more than one Series will be allocated to each Series by the Managers in accordance with GAAP. Records maintained for a Series that reasonably identify its assets, including by specific listing, category, type, quantity, computational or allocational formula or procedure (including a percentage or share of any asset or assets) or by any other method where the identity of the assets is objectively determinable, will be deemed to account for the assets associated with the Series separately from the other assets of the Company or any other Series. No assets of one Series may be commingled with the assets of any other Series or the assets, if any, of the Company, generally. The Certificate of Formation must contain a notice of the limitation of liabilities of the Series in conformity with Section 18-215 of the Act.

(iii) Schedule A attached to the Separate Series Operating Agreement of each Series will be updated from time to time as is necessary to accurately reflect the information contained therein, including, without limitation, the admission of additional Members associated with the Series, the admission of substituted Members associated with the Series and the Membership Units held by each Member of the Series. Any revision to Schedule A attached to the Separate Series Operating Agreement of each Series made in accordance with this Agreement will not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule A will be deemed to be a reference to Schedule A attached to the Separate Series Operating Agreement of each Series, as amended and in effect from time to time.

(c)       Units. A Member associated with a Series will hold Membership Units in the Series in proportion to the Capital Commitments made to the Series by the Member pursuant to the Separate Series Operating Agreement of the Series. The Membership Units of a Series will be adjusted from time to time to reflect a transfer of all or a portion of a Member's Membership Units in the Series, as the changes are determined from time to time by the Managers in accordance with this Agreement and the applicable Separate Series Operating Agreement and recorded in the books and records of the Series. The names and addresses of each Member associated with any Series, each Series with which each Member is associated, each Member's Capital Commitment to the Series and each Member's Membership Units in each Series will be listed on Schedule A attached to the Separate Series Operating Agreement of the Series and will be adjusted and updated from time to time by the Managers in accordance with this Agreement.

SECTION 3.2.           Series A, Series B and Series C Specifically.

(a)       Series A. The Series A Separate Series Operating Agreement is hereby incorporated herein by reference. Concurrently with the execution and delivery of this Agreement, on the date hereof (i) the initial Member shall execute a counterpart signature page to the Series A Separate Series Operating Agreement. The Series A Separate Series Operating Agreement will be fully effective for all purposes from and after the date hereof.

(b)       Series B. The Series B Separate Series Operating Agreement is hereby incorporated herein by reference. Concurrently with the execution and delivery of this Agreement, on the date hereof (i) the initial Member shall execute a counterpart signature page to the Series B Separate Series Operating Agreement. The Series B Separate Series Operating Agreement will be fully effective for all purposes from and after the date hereof.

(c)       Series C. The Series C Separate Series Operating Agreement is hereby incorporated herein by reference. Concurrently with the execution and delivery of this Agreement, on the date hereof (i) the initial Member shall execute a counterpart signature page to the Series C Separate Series Operating Agreement. The Series C Separate Series Operating Agreement will be fully effective for all purposes from and after the date hereof.

ARTICLE IV

MEMBERS; MANAGEMENT

SECTION 4.1.           Appointment of Managers and Admission of Members.

(a)       Managers. Jane Q, Inc. is hereby appointed as the Manager of the Company and each Series. The mailing address of the Managers is set forth below its name on the signature page hereto or on the signature page of the respective Series for which the Managers serve as Managers, as applicable, and may be updated from time to time by written notice to each Member. The business and affairs of the Company and implementation of the Company’s policies and executive control of the Company’s major decisions shall be managed by the Manager. With respect to each Series, the responsibilities and authorities of the Managers with respect to the Series will be as set forth in the Separate Series Operating Agreement of the Series.

(b)       Members. The names and addresses of the Members associated with a Series will be set forth on Schedule A attached to the Separate Series Operating Agreement of the Series. A Person will be deemed admitted as a Member associated with a Series at the time the Person (i) executes the Separate Series Operating Agreement of the Series or a counterpart signature page of the Separate Series Operating Agreement of the Series, (ii) executes this Agreement or a counterpart signature page of this Agreement, and (iii) is listed by the Managers as a Member associated with the Series on Schedule A attached to the Separate Series Operating Agreement of the Series. The Managers may, but need not be, Members associated with a Series.

SECTION 4.2.           Activities.

(a) Except as expressly set forth in this Agreement, no Member, in its capacity as a Member, will have any right, power or authority to transact any business in the name of the Company or any Series, participate in the management of the Company or any Series or to act for or on behalf of or to bind the Company or any Series. A Member associated with a Series will have no rights other than those specifically provided herein, the Separate Series Operating Agreement of the Series or granted by law.

(b) A Member or an employee, agent, director or officer of a Member may also be an employee, agent, director or officer of the Company, any Series or the Managers.

SECTION 4.3.           No General Priority. Except as may be expressly provided in the Separate Series Operating Agreement of a Series with respect to the Series, no Member associated with a Series will have priority over any other Member associated with the Series.

SECTION 4.4.           No Appraisal Rights. No Member will have any appraisal rights with respect to its interest in any Series under any circumstances, including, but not limited to, circumstances in connection with (a) any amendment of this Agreement, (b) any amendment of any Separate Series Operating Agreement, (c) any merger or consolidation to which the Company is a party, or (d) the sale of all or substantially all of the Company's or any Series' assets.

SECTION 4.5.           Segregation by Series; Title to Assets.

(a) The Company may acquire assets and incur debts, liabilities, expenses or other obligations only to the extent that they are acquired by the Company with respect to a Series and not with respect to the Company generally. In furtherance of the foregoing, the Managers may allocate any assets, debts, liabilities, expenses or other obligations of the Company acquired or incurred by the Company generally among each Series in its reasonable discretion and in accordance with GAAP.

(b) Assets associated with a Series may be held directly or indirectly, including in the name of the Series, in the name of the Company, in the name of the Managers, through a nominee or otherwise, as the Managers may determine in its sole discretion. The Managers hereby declare and warrants that any assets of a Series for which legal title is held in the name of the Managers will be held in trust by the Managers for the use and benefit of the Series in accordance with the terms and provisions of this Agreement and the Separate Series Operating Agreement of the Series. All assets of a Series will be accounted for as the property of the Series in the books and records of the Company and the Series, irrespective of the name in which legal title to the assets of the Series is held.

SECTION 4.6.           Company Books. The Managers shall keep or cause to be kept full and true books of account maintained in accordance with GAAP consistently applied and in which will be entered fully and accurately each transaction of each Series. The books of account, together with a copy of this Agreement, each Separate Series Operating Agreement and of the Certificate of Formation, will at all times be maintained at the principal place of business of the Company. Notwithstanding any provision of this Agreement or any Separate Series Operating Agreement to the contrary, the records maintained for each Series must account for the assets associated with each Series separately from the other assets of the Company or of any other Series. Upon reasonable written request, each Member associated with a Series will have the right, at a time during ordinary business hours, as reasonably determined by the Managers, to inspect and copy, at the requesting Member's expense, the books and records of the Series for any purpose reasonably related to the Member's interest with respect to the Series. Notwithstanding any provision of this Agreement or any Separate Series Operating Agreement to the contrary, the Managers may, to the maximum extent permitted by applicable law, keep confidential from the Members associated with a Series any information the disclosure of which the Managers reasonably believes is not in the best interest of the Company or the Series or is adverse to the interests of the Company or the Series or which the Company or the Managers is required by law or by an agreement with any Person to keep confidential. Pursuant to Section 18-305(g) of the Act, the Members will only have such rights to obtain information relating to the Company or its investments, or access to the books and records of the Company, as expressly provided in this Agreement.

SECTION 4.7.           Outside Businesses. Unless otherwise agreed to in writing with the Company, the Managers, any Member and any Affiliate of any Member or the Managers may engage in or possess an interest in other profit-seeking or business ventures of any kind, nature or description, independently or with others, whether or not the ventures are competitive with the Company or any Series and the doctrine of corporate opportunity, or any analogous doctrine, will not apply to the Person. No Member, Manager or Affiliate of any Member or the Managers who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or any Series will have any duty to communicate or offer the opportunity to the Company or any Series, and the Person will not be liable to the Company, any Series or to any Members for breach of any fiduciary or other duty by reason of the fact that the Person pursues or acquires for, or directs the opportunity to another Person or does not communicate the opportunity or information to the Company or any Series. Neither the Company nor any Member, the Manager or Affiliate of the foregoing will have any rights or obligations by virtue of this Agreement or Separate Series Operating Agreement or the relationship created hereby or thereby in or to the independent ventures or the income or profits or losses derived therefrom, and the pursuit of the ventures, even if competitive with the activities of the Company or any Series, will not be deemed wrongful or improper.

SECTION 4.8.           Relationships with Affiliates. The Company on behalf of any Series or any Series may enter into any agreement or contract with the Managers, any Affiliate of the Managers, any Member, any Affiliate of a Member or any agent of the Managers or the Company without the prior approval of any Member, provided that the agreement or contract must contain substantially such terms and conditions as would be contained in a similar agreement or contract entered into by the Company on behalf of a Series or any Series as the result of arm's-length negotiations from a comparable unaffiliated and disinterested third party. Each Member acknowledges that each relationship among the Company, any Series, the Managers and/or any Affiliate thereof that is described in the Program Plan or in any Series Budget satisfies the requirements of this Section 4.8.

SECTION 4.9.           Resolution of Conflicts of Interest.

(a) Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between the Managers or any of its Affiliates, on the one hand, and the Company, any Series or a Member, on the other hand, or (ii) whenever this Agreement, a Separate Series Operating Agreement of a Series with respect to the Series or any other agreement contemplated herein or therein provides that the Managers shall act in a manner that is, or provides terms that are, fair and reasonable to the Company, the Series or any Member associated with the Series, the Managers shall resolve the conflict of interest, take the action or provide the terms, considering in each case the relative interest of each party (including its own interest) to the conflict, agreement, transaction or situation and the benefits and burdens relating to the interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Managers, the resolution, action or terms so made, taken or provided by the Managers will not constitute a breach of this Agreement, any Separate Series Operating Agreement or any other agreement contemplated herein or of any duty or obligation of the Managers at law or in equity or otherwise.

(b) To the fullest extent permitted by law and notwithstanding any other provision of this Agreement, any Separate Series Operating Agreement or any agreement contemplated herein or therein or applicable provisions of law or equity or otherwise, whenever in this Agreement a Person is permitted or required to make a decision (i) in its "sole discretion" or "discretion" or under a grant of similar authority or latitude, the Person will be entitled to consider only those interests and factors as it desires, including its own interests, and will have no duty or obligation to give any consideration to any interest of or factors affecting the Company, any Series or any other Person, or (ii) in its "good faith" or under another express standard, the Person shall act under the express standard and will not be subject to any other or different standard.

SECTION 4.10.           Merger, Consolidation and Conversion.

(a) The Company may not merge with, or consolidate into, another Delaware limited liability company or other business entity (as defined in Section 18-209(a) of the Act) without the unanimous consent of each Member.

(b) The Company may not convert into a corporation, business trust or association, a real estate investment trust, a common-law trust, a general partnership (including a limited liability partnership) or a limited partnership or any other Entity without the unanimous written consent of each Member.

SECTION 4.11.           Reliance by Third Parties. Any Person may rely upon a certificate signed by the Managers as to (a) the identity of the Managers or Members; (b) any factual matters relevant to the affairs of the Company or any Series; (c) the Persons who are authorized to execute and deliver any document on behalf of the Company generally or with respect to any Series or on behalf of any Series; or (d) any action taken or omitted by the Company or any Series, the Managers or any Member with respect to the business of the Company or any Series.

ARTICLE V

CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

SECTION 5.1.           Members' Capital Contributions. Each Member associated with a Series shall make Capital Contributions to the Series when and as required by the Separate Series Operating Agreement of the Series.

SECTION 5.2.           Capital Accounts.

(a) An individual Capital Account with respect to a Series will be established and maintained for each Member associated with the Series. The original Capital Account established for any Member associated with the Series who acquires an interest in the Series by virtue of an assignment in accordance with the terms of this Agreement or the Separate Series Operating Agreement of the Series will be in the same amount as, and will replace, the Capital Account with respect to the Series of the assignor of the interest, and for purposes of this Agreement and the Separate Series Operating Agreement of the Series, the assignee will be deemed to have made the Capital Contributions to the Series made by the assignor of the interest (or made by the assignor's predecessor in interest). To the extent the assignee acquires less than all of the interest in the Series of the assignor, the original Capital Account of the assignee with respect to the Series and its Capital Contributions with respect to the Series will be in proportion to the interest in the Series it acquires, and the Capital Account with respect to the Series of the assignor who retains a partial interest in the Series, and the amount of its Capital Contributions with respect to the Series, will be reduced in proportion to the interest in the Series retained by the assignor.

(b) The Capital Account with respect to a Series of each Member associated with the Series will be maintained in accordance with the following provisions:

(i) to the Member's Capital Account with respect to the Series there will be credited the Member's Capital Contributions to the Series, the Member's distributive share of the Profits of the Series and any items in the nature of income and gain of the Series that are specifically allocated to the Member, and the amount of any Company liabilities of the Series that are assumed by the Member or that are secured by any assets of the Series that are distributed to the Member;

(ii) to the Member's Capital Account with respect to the Series there will be debited the amount of cash and the Gross Asset Value of any other assets of the Series that are distributed to the Member pursuant to any provision of this Agreement or the Separate Series Operating Agreement of the Series, the Member's distributive share of the Losses of the Series and any items in the nature of deduction, expense or loss of the Series that are specifically allocated to the Member, and the amount of any liabilities of the Member that are assumed by the Series or that are secured by any property contributed by the Member to the Series; and

(iii) in determining the amount of any liability for purposes of this Subsection (b), there will be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

(c) The foregoing provisions of this Section 5.2 and the other provisions of this Agreement or any Separate Series Operating Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations § 1.704-1(b), and will be interpreted and applied in a manner consistent with the Treasury Regulations. In the event the Managers determine in good faith and on a commercially reasonable basis that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with the Treasury Regulations, the Managers may make the modification; provided that the Managers shall promptly give each other Member of the Series written notice of the modification. The Managers also shall, in good faith and on a commercially reasonable basis, (i) make any adjustments to the Capital Accounts that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Members with respect to any Series and the amount of capital reflected on the Company's balance sheet with respect to the Series, as computed for book purposes, in accordance with Treasury Regulations § 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications to the Capital Accounts in the event unanticipated events might otherwise cause this Agreement or any Separate Series Operating Agreement not to comply with Treasury Regulations § 1.704-1(b).

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

SECTION 6.1.           Profits and Losses. The Profits and Losses of any Series for any Allocation Year will be allocated among the Members associated with the Series in accordance with the Separate Series Operating Agreement of the Series.

SECTION 6.2.           Tax Allocations; Section 704(c) of the Code.

(a) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deductions with respect to any property contributed to the capital of any Series will, solely for income tax purposes, be allocated among the Members associated with the Series so as to take account of any variation between the adjusted basis of the property to the Series for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition thereof in Section 1.1).

(b) In the event the Gross Asset Value of any asset of a Series is adjusted pursuant to Paragraph (ii) of the definition of "Gross Asset Value" contained in Section 1.1, subsequent allocations of income, gain, loss and deduction with respect to the asset and the Series will take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder.

(c) Any elections or other decisions relating to allocations with respect to a Series under this Section 6.2, including the selection of any allocation method permitted under Treasury Regulations § 1.704-3, will be made by the Managers in any manner that reasonably reflects the purpose and intention of this Agreement and the Separate Series Operating Agreement of a Series with respect to the Series. Allocations pursuant to this Section 6.2 are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member's Capital Account with respect to any Series or share of the Profits, Losses, other items or distributions with respect to the Series pursuant to any provision of this Agreement or the Separate Series Operating Agreement of the Series.

SECTION 6.3.           Distributions. Except as otherwise provided in Article VII hereof (relating to the termination of Series), any distributions of any Series during any Fiscal Year will be made to the Members associated with the Series in accordance with the Separate Series Operating Agreement of the Series.

SECTION 6.4.           Distribution Rules. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to a Series or to the Members associated with a Series will be treated as amounts distributed to the Members associated with the Series pursuant to this Article VI for all purposes of this Agreement and the Separate Series Operating Agreement of the Series. The Managers are authorized to withhold from distributions with respect to a Series, or with respect to allocations associated with a Series, to the Members associated with the Series and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state or local law and will allocate the amounts to those Members with respect to which the amounts were withheld.

SECTION 6.5.           Accounting Method. For both financial and tax-reporting purposes and for purposes of determining the Profits and Losses with respect to a Series, the books and records of each Series will be kept on the accrual method of accounting in a consistent manner and will reflect all transactions with respect to the Series and be appropriate and adequate for the Company's and the Series' business.

SECTION 6.6.           Interest on and Return of Capital Contributions. Except as may be set forth in a Separate Series Operating Agreement for any Series, no Member will be entitled to interest on any of its Capital Contributions or to return of any of its Capital Contributions.

SECTION 6.7.           Loans to Company. Nothing in this Agreement will prevent any Member from making secured or unsecured loans to any Series by agreement with the Company with respect to the Series.

SECTION 6.8.           Records, Audits and Reports. At the expense of the relevant Series, the Managers shall maintain separate and distinct records and accounts of the operations and expenditures of the Series as the Managers, in its sole discretion, determines to be necessary, proper or advisable.

SECTION 6.9.           Returns and Other Elections. The Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company and each Series pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company or any Series does business. Copies of the returns, or pertinent information therefrom relating to a Series, will be furnished to the Members associated with the Series within a reasonable time after the end of the Company's Fiscal Year. Except as otherwise provided herein or in a Separate Series Operating Agreement, all elections permitted to be made by the Company or any Series under federal or state laws will be made by the Managers in their sole discretion.

SECTION 6.10.           Tax Matters.

(a) Jane Q, Inc. is hereby designated as the initial "Tax Matters Partner" of each Series for purposes of Section 6231(a)(7) of the Code and will have the power to manage and control, on behalf of the Series, any administrative proceedings at the Series level with the Internal Revenue Service relating to the determination of any item of Series income, gain, loss, deduction or credit for federal income tax purposes.

(b) The Tax Matters Partner shall, within ten (10) days of the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Series level relating to the determination of any item of income, gain, loss, deduction or credit with respect to the Series, mail a copy of the notice to each Member associated with the Series.

(c) Notwithstanding anything to the contrary contained herein, for taxable years beginning on or after January 1, 2018, the Tax Matters Partner shall be the “partnership representative” of each Series within the meaning of Section 6223 of the Code ("Tax Matters Person"). If the Managers determine in good faith that a Series will not make the election under Section 6226 of the Code [or Section 6221(b) of the Code, as applicable,] with respect to any taxable year of the Series, then the Series shall make any payments of assessed amounts under Section 6221(a) of the Code to the Internal Revenue Service and shall allocate any such assessment among the current or former Members associated with the Series for the “reviewed year” to which the assessment relates in a manner that reflects the current or former Member’s respective interests in the Series for the reviewed year based on each such current or former Member’s share of such assessment as would have occurred if the Series had amended the tax returns for such reviewed year and each such current or former Member incurred the assessment directly (using the tax rates applicable to the Series under Section 6225 of the Code). In addition, if the Series does not make the election under Section 6226 of the Code, then, to the extent that the Series is assessed amounts under Section 6221(a) of the Code [or Section 6221(b) of the Code, as applicable], each current or former Member associated with the Series to which this assessment relates shall pay to the Series such current or former Member’s share of the assessed amounts, as determined pursuant to the preceding sentence, including such current or former Member’s share of any accrued interest and penalties assessed against the Series relating to such current or former Member’s share of the assessment, upon thirty (30) days written notice from the Tax Matters Person requesting the payment. All Code sections referred to in this Section 6.10(c) are as promulgated under the Bipartisan Budget Act of 2015 (as such provisions may be amended).

(d) The Members shall timely furnish to the Managers any U.S. federal income tax form or certification (including, without limitation, an Internal Revenue Service Form W-9, together with any applicable attachments thereto) that the Managers may request and shall update or replace such form or certification in accordance with its terms or its subsequent amendments.

SECTION 6.11.           Right to Make Section 754 Election. The Managers may make, on behalf of any Series, an election in accordance with Section 754 of the Code, so as to adjust the basis of property of the Series in the case of a distribution of property of the Series within the meaning of Section 734 of the Code, and in the case of a transfer of an interest in the Company associated with the Series within the meaning of Section 743 of the Code. Each of the Members associated with the Series shall supply the information necessary to give effect to the election.

SECTION 6.12.           Tax Classification. It is the intention of the parties hereto that each Series be classified as a separate partnership, and not as an association taxable as a corporation, for federal income tax purposes, and the provisions of this Agreement and each Separate Series Operating Agreement will be interpreted in a manner consistent with the intention. The Company, each Member and each Series shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. No election will be filed with the Internal Revenue Service (or the tax authorities of any State) to have the Company or any Series taxable other than as a partnership for income tax purposes without the prior consent of the Managers and the consent of each Member.

ARTICLE VII

TERMINATION OF SERIES; DISSOLUTION AND TERMINATION OF THE COMPANY

SECTION 7.1.           Dissolution of the Company.

(a) The Company shall be dissolved upon any of the following events:

(i) the written consent of the Manager;

(ii) at any time there are no members of the Company, unless the Company is continued without dissolution in accordance with the Act;

(iii) the termination of the last remaining Series; or

(iv) the entry of a decree of judicial dissolution under Section 18-215 of the Act.

(b) Upon the dissolution of the Company as provided herein, the Company shall be wound up by winding up each Series in the manner provided by Section 7.3.

SECTION 7.2.           Termination of a Series.

(a) A Series will be terminated upon any of the following events:

(i) the written consent of the Manager;

(ii) the dissolution of the Company;

(iii) the occurrence of an event of termination (if any) as provided in the Separate Series Operating Agreement of the Series; or

(iv) the entry of a decree of judicial termination under Section 18-215 of the Act.

(b) The termination and winding up of a Series will not, in it of itself, cause a dissolution of the Company or the termination of any other Series. The termination of a Series will not affect the limitation on liabilities of the Series or any other Series provided by this Agreement, the Separate Series Operating Agreements, the Certificate of Formation and the Act.

SECTION 7.3.           Winding Up, Liquidation and Distribution of Assets of a Series Upon Termination of The Series.

(a) Upon termination of a Series, the Managers shall commence to wind up the Series' affairs; provided, however, that a reasonable time will be allowed for the orderly liquidation of the assets of the Series and the discharge of liabilities of the Series to its creditors so as to enable the Members associated with the Series to minimize any losses attendant upon a liquidation. The Members associated with the Series will continue to share in the allocation of the Profits and Losses of the Series during the liquidation of the Series in the same proportions as before liquidation of the Series. The Members associated with the Series will be furnished with a statement prepared by a certified public accountant selected by the Managers, in its sole discretion, at the expense of the Series, that will set forth the assets and liabilities of the Series as of the date of termination. Except as otherwise provided in a Separate Series Operating Agreement of a Series, proceeds of liquidation will be distributed in the following order and priority:

(i) To creditors of the Series, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of all debts, liabilities, obligations and expenses of the Series, including, without limitation, the expenses incurred in connection with the liquidation of the Series; and

(ii) To the Members associated with the Series in accordance with the Members' Capital Account balances associated with the Series (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments with respect to the Series for all periods, including the Allocation Year during which the termination and liquidation of the Series occurs).

(b) In the event any Series is "liquidated" within the meaning of Treasury Regulations § 1.704-1(b)(2)(ii)(g), then (i) distributions will be made, after satisfying creditors in accordance with the priorities set forth in this Section 7.3, [to the Members associated with the Series who have positive Capital Account balances with respect to the Series in compliance with Treasury Regulations § 1.704-1(b)(2)(ii)(b)(2), and (ii) if any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years, including the Fiscal Year during which the liquidation occurs), the Member will have no obligation to make any contribution to the capital of the Company or of the Series with respect to the deficit, and the deficit will not be considered a debt owed to the Company, the Series or to any other Person for any purpose whatsoever.]

(c) It is intended that the distributions in this Section 7.3 will result in the Members associated with a Series receiving aggregate distributions equal to the amount of distributions that would have been received if the liquidating distributions were made in accordance with the current distributions section of the Separate Series Operating Agreement of such Series. However, if the balances in the Capital Accounts do not result in such intention being satisfied, items of income, gain, loss and deduction, will be reallocated among the Members associated with the Series for the taxable year of the liquidation of the Series within the meaning of Treasury Regulations § 1.704-1(b)(2)(ii)(g) (and, at the election of the Mangers, if necessary, prior taxable years) so as to cause the balances in the Capital Accounts to be the amounts necessary to assure that such result is achieved, to the maximum extent possible.

(d) Notwithstanding any other provisions of this Section 7.3, in the event any Series is "liquidated" within the meaning of Treasury Regulations § 1.704-1(b)(2)(ii)(g), but the liquidation does not constitute a termination of the Series, the assets of the Series will not be liquidated, the liabilities of the Series will not be paid or discharged and the affairs of the Series will not be wound up. Instead, solely for federal income tax purposes, the Series will be deemed to have contributed all of the assets and liabilities of the Series to a new limited liability company in exchange for an interest in such new company and, immediately thereafter, the Series will be deemed to liquidate by distributing interests in the new company to the Members associated with the Series.

(e) The Managers and the Members associated with a Series shall comply with all requirements of applicable law pertaining to the winding up of the affairs of the Series and the final distribution of its assets.

SECTION 7.4.           Certificate of Cancellation.

(a) If a dissolution of the Company occurs and all debts, liabilities, obligations and expenses of the Company and each Series have been satisfied (whether by payment or reasonable provision for payment) and all of the remaining property and assets of each Series have been distributed, a certificate of cancellation will be executed and filed with the Secretary of State of the State of Delaware in accordance with the Act.

(b) Upon cancellation of the Certificate of Formation by the filing of a certificate of cancellation or otherwise, the Company, this Agreement and each Separate Series Operating Agreement will terminate and the existence of the Company will cease.

SECTION 7.5.           Returns of Contributions Nonrecourse to Members. Except as otherwise provided by applicable laws, upon termination of a Series, each Member associated with the Series will look solely to the assets of the Series for the return of its Capital Contributions made to the Series, and if the assets of the Series remaining after satisfaction (whether by payment or reasonable provision for payment) of the debts, liabilities, obligations and expenses of the Series are insufficient to return the Capital Contributions, the Members will have no recourse against any other Series, the Company, the Managers or any other Member, except as otherwise provided by law.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1.           Notices. All notices and other communications provided for herein or in any Separate Series Operating Agreement must be in writing and must be delivered by hand or overnight courier service, mailed by certified or registered mail, or e-mailed, (a) if to the Managers, to its address set forth below its name on the signature page hereto (as the address may be updated from time to time in accordance with Section 4.1(a)), or (b) if to a Member, the address of the Member set forth on Schedule A attached to the Separate Series Operating Agreement of the Series in which the Member owns Membership Units. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, will be deemed to have been given when received (except that, if not given during normal business hours for the recipient, will be deemed to have been given at the opening of business on the next business day for the recipient).

SECTION 8.2.           Binding Effect. This Agreement is binding upon and inures to the benefit of the Members and, to the extent permitted by this Agreement, their respective legal representatives, successors and permitted assigns.

SECTION 8.3.           Governing Law. This Agreement and each Separate Series Operating Agreement, and the rights of the parties hereunder or thereunder, will be construed pursuant to the laws of the State of Delaware, without regard to conflict of laws principles.

SECTION 8.4.           Waiver of Action for Partition. Each Member irrevocably waives during the existence of the Company any right that it may have to maintain any action for partition with respect to the property of the Company or any Series.

SECTION 8.5.           Amendments. Except as otherwise provided by this Agreement, this Agreement may not be amended except in writing by the Managers.

SECTION 8.6.           Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interests and holdings, designations and other instruments necessary to comply with any laws, rules or regulations as may be determined by the Managers, in its sole discretion.

SECTION 8.7.           Construction. Whenever the singular number is used in this Agreement or any Separate Series Operating Agreement and when required by the context, the same will include the plural and vice versa, and the masculine gender will include the feminine and neuter genders and vice versa.

SECTION 8.8.           Waivers. The failure of any party hereto to seek redress for default of or to insist upon the strict performance of any covenant or condition of this Agreement or any Separate Series Operating Agreement will not prevent a subsequent act that would have originally constituted a default from having the effect of an original default.

SECTION 8.9.           Severability. If any provision or term of this Agreement or any Separate Series Operating Agreement is found to be invalid, void or unenforceable, the remainder of the provisions of this Agreement or the Separate Series Operating Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated. It is the intent of the parties hereto for the terms and conditions of this Agreement and each Separate Series Operating Agreement to be interpreted to the greatest extent possible so as to remain valid and enforceable, and any provision or term of this Agreement or any Separate Series Operating Agreement found by a court to be invalid, void or unenforceable will be rewritten by the court pursuant to this intent.

SECTION 8.10.           Counterparts. This Agreement and each Separate Series Operating Agreement may be signed in multiple counterparts, all of which are hereby deemed an original and will constitute one instrument.

SECTION 8.11.           Integration. This Agreement and each Separate Series Operating Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and thereof and supersede all prior agreements and understandings pertaining thereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused their signatures, or the signatures of their duly authorized representatives, to be set forth below as of the day and year first above written.

INITIAL MEMBER AND MANAGERS:

JANE Q, INC.

By:	/s/ Umber Bawa
Name: Umber Bawa
Title: CEO

[Counterpart Signature Page For Each Member Follows]